Exhibit 99.2
REGULATION FD DISCLOSURE
     Except as otherwise required by the context, as used herein, “our company,” “we,” “us” and “our” refer to Nortek, Inc. and its subsidiaries. Various financial terms, including “CCF” and “ACCF,” have the meanings set forth under the caption “2010 Guidance” below.
Recent Developments
     From time to time, we have evaluated and expect to continue to evaluate possible acquisition transactions on an on-going basis. At any time we may be engaged in discussions or negotiations with respect to possible acquisitions. We believe that there may be opportunities for future growth through selective and prudent acquisitions. Our acquisition strategy is focused on strategic acquisitions of companies with similar or complementary products and distribution channel strengths. We may use a portion of the net proceeds of the offering of the notes being made pursuant to the Preliminary Offering Memorandum, dated November 11, 2010 (the “New Notes”) to acquire a business or businesses complementary to our existing lines of business. We are currently actively negotiating the acquisition of a business that we believe generated revenues of approximately $175 million to $195 million and Adjusted EBITDA of approximately $30 million to $35 million for the twelve months ended September 30, 2010. On a pro forma basis after giving effect to the incurrence of the New Notes, the prepayment of approximately $75 million of our 11% Senior Secured Notes due 2013 (the “11% Notes”) and the consummation of this acquisition with a portion of the proceeds of this offering and other available company resources, the Company estimates based on the midpoint of its 2010 ACCF guidance that the ratio of net debt to ACCF as of December 31, 2010 would be approximately 5.8x. In the event that the proposed acquisition is not consummated, and calculated on a pro forma basis after giving effect to the incurrence of the New Notes and the prepayment of approximately $75 million of the 11% Notes, the Company estimates based on the midpoint of its 2010 ACCF guidance that the ratio of net debt to ACCF as of December 31, 2010 would be approximately 5.1x. Although the timing of the agreement remains uncertain, we may agree to acquire this business in the next few weeks. If an acquisition agreement is signed, we will seek to close the transaction before the end of 2010. The financial information relating to this acquisition set forth in this paragraph has been derived from the unaudited historical financial information of the potential acquisition target provided to management in connection with the possible acquisition and has not been audited or reviewed by our independent registered public accounting firm. There is no assurance that we will consummate this possible acquisition, or any other acquisition, in the near future or at all.
2010 Guidance
     We expect Consolidated Cash Flow (“CCF”), as defined below, for our fiscal year 2010 to be between approximately $150.2 million and $155.2 million and expect Adjusted CCF (“ACCF”), as defined below, for our fiscal year 2010 to be between approximately $152.2 million and $157.2 million.
     CCF represents net earnings (loss) before interest, income taxes, depreciation, amortization and the effects of the emergence from bankruptcy, including the effects of fresh-start accounting. The ACCF is defined as the CCF further adjusted to exclude certain cash and non-cash, non-recurring items. CCF and ACCF are not defined terms under GAAP. Neither CCF nor ACCF should be considered an alternative to operating income or net earnings (loss) as a measure of operating results or an alternative to cash flow as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate CCF and ACCF and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, CCF and ACCF do not include:
• interest expense, and, because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;
• depreciation and amortization expense, and, because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue;

• income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate; or
• certain cash and non-cash, non-recurring items, and, because such non-recurring items can, at times, affect our operating results, the exclusion of such items is a material limitation.
     We present CCF because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present CCF when reporting their results. In addition, CCF provides additional information used by our management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that CCF facilitates operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).
     We believe that the inclusion of supplementary adjustments to CCF applied in presenting ACCF are appropriate to provide additional information to investors about the performance of the business, and we are required to reconcile net earning (loss) to ACCF to demonstrate compliance with debt covenants. While the determination of appropriate adjustments in the calculation of ACCF is subject to interpretation under the terms of the New Notes and the 11% Notes, management believes the adjustments described below are in accordance with the covenants in the New Notes and the 11% Notes.
     The following table presents a reconciliation from a range of net loss to a range of CCF and ACCF expected for the Company for the year ending December 31, 2010 (amounts in millions):

	Low	High
Net loss	$(16.8)	$(13.3)
Benefit from income taxes	(19.1)	(17.6)
Interest expense	93.0	93.0
Investment income	(0.2)	(0.2)
Depreciation and amortization expense	93.3	93.3

Consolidated Cash Flow	$150.2	$155.2
Investment income	0.2	0.2
Other non-recurring items (1)	(3.0)	(3.0)
Share-based compensation expense	2.5	2.5
Net foreign exchange gains	(0.4)	(0.4)
Restructuring	2.0	2.0
Pro-forma effect of acquisitions	0.7	0.7

Adjusted Consolidated Cash Flow	$152.2	$157.2

(1)	Other non-recurring items for the year ended December 31, 2010 consists of a gain of approximately $3.0 million related to the reversal of reserves that were previously provided in the first quarter of 2010 and the fourth quarter of 2009.
     Our guidance for the year ending December 31, 2010, is based on assumptions and estimates that we believe are reasonable given our assessment of historical trends (modified for recent changes in market conditions), business cycles and other information reasonably available. Our assumptions and future performance, however, are both subject to a wide range of business risks and uncertainties, so no assurance can be provided that actual performance will fall within the guidance ranges. Please refer to the information under the caption “Forward-Looking Statements” below. These risks and uncertainties, as well as other unforeseeable risks and uncertainties, could cause our actual results to differ materially from the guidance provided above. The guidance provided above is given as of the date hereof, based on information known to us as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements.
Forward-Looking Statements
     This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this discussion and throughout this document, words such as “intends”, “plans”, “estimates”, “believes”, “anticipates” and “expects” or similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, product and warranty liability claims, the ability to meet the listing requirements of the New York Stock Exchange, and acquisitions, dispositions, restructurings, business shutdowns and integrations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Readers are also urged to carefully review and consider the various disclosures made by Nortek herein, as well as the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.